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                                                                     EXHIBIT 5.1




                               December 29, 1999


Advanced Systems International, Inc.
25300 Telegraph Road
Suite 455
Southfield, Michigan 48034

        Re:  Advanced Systems International, Inc.

Gentlemen:

        We have acted as counsel to Advanced Systems International, Inc., a Nevada corporation (the "Company"), in connection with the proposed registration of 4,951,445 shares of the Company's common stock ("Common Stock"), including 1,883,720 currently issued and outstanding shares of common stock and 3,067,725 shares issuable upon exercise of certain outstanding options and warrants granted by the Company, as described in Amendment No. 1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on December 29, 1999 (together with all amendments thereto, the "Registration Statement").

        We are attorneys admitted to practice in the State of Michigan. Accordingly, we express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of Michigan. In rendering the opinion contained in this letter, we have assumed without investigation that the information supplied to us by the Company is accurate and complete.

        Based upon and subject to the foregoing, it is our opinion that the shares of Common Stock to be registered under the Registration Statement have been duly authorized and are, or in the case of shares of Common Stock issuable upon the proper exercise of options and warrants therefor as described in the Registration Statement and as set forth in the terms thereof, will be upon such proper exercise and payment therefor, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                               Very truly yours,

                          JAFFE, RAITT, HEUER & WEISS
                            Professional Corporation